[LOGO] Coors

                              FOR IMMEDIATE RELEASE

                   MOLSON AND COORS CONFIRM MERGER DISCUSSIONS

GOLDEN, Colorado, July 19, 2004 -- In response to reports published today in the public media, Molson Inc. (TSX symbols: MOL.A and MOL.B) and Adolph Coors Company (NYSE symbol: RKY) confirmed that they are in advanced discussions concerning a possible merger of equals between the two companies, the terms of which are still being discussed and are subject to final Board approvals.

The parties confirmed that the terms being discussed include Eric Molson (currently Molson's Chairman) becoming Chairman of the Board; Leo Kiely (currently Coors' Chief Executive Officer) becoming Chief Executive Officer; and Daniel J. O'Neill (currently Molson's Chief Executive Officer) becoming Vice Chairman, Synergies and Integration, of the combined company.

An announcement could be made in the near future. There can be no assurance that a transaction will take place. The parties do not intend to make any further comment prior to entering into a combination agreement or the termination of negotiations.


Contacts

For Coors:
Investors
Dave Dunnewald
303-279-6565

Kevin Caulfield
303-277-6894

Media
Laura Sankey
303-277-5035

About Adolph Coors Company

Founded in 1873, Adolph Coors Company is the world's ninth-largest brewer, with $5.4 billion in annual gross sales. Its principal subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a beverage portfolio that includes Coors Light, Coors Original, Aspen Edge, Killian's, Zima XXX and the Keystone family of brands. The company's operating unit in the United Kingdom, Coors Brewers Limited, is the U.K.'s second-largest brewer, with brands that include Carling -- the best-selling beer in the U.K. -- Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. For more information on Adolph Coors Company, please visit the company's website at www.coors.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as "would", "may", "will", "expects" or "expected to" and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc. (separately and together the "Companies"). It also includes information that has not been reviewed by the Companies' independent auditors. There is no assurance the transaction contemplated in this release will be completed at all, or completed upon the same terms and conditions described. All forward-looking statements in this press release are expressly qualified by information contained in each company's filings with regulatory authorities. The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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